Exhibit 10.30

Execution Version

PURCHASE AND SALE AGREEMENT

between

MARATHON OIL COMPANY

as Seller,

and

AMERICAN MIDSTREAM PARTNERS, LP

as Buyer,

dated November 15, 2011

i

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15 November 2011

Page ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated November 15, 2011, is by and between Marathon Oil Company, an Ohio corporation (“Seller”) and American Midstream Partners, LP, a Delaware limited partnership (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recital:

Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title, and interest in the Burns Point Gas Plant in St. Mary Parish, Louisiana and all related assets, rights, and interests, as such plant and related assets, rights, and interests are more fully described herein, upon and subject to the terms and conditions in this Agreement.

NOW, THEREFORE, for good and valuable consideration, Seller and Buyer agree as follows:

Article 1

Definitions

Section 1.1 Defined Terms. The following terms, when used in this Agreement, shall have the meanings given below.

“Action” means any action, suit, proceeding, investigation, proceeding, condemnation, or audit by or before any court or other Governmental Authority or any arbitration proceeding.

“Adjusted Purchase Price” is defined in Section 3.1.

“Affiliate” means, as to the Person specified, any Person controlling, controlled by or under common control with such specified Person. Control, controlling, or controlled, as used in the preceding sentence, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Rate” means an annual rate of interest equal to the lesser of (i) the prime rate of interest as reported in The Money Rates table of The Wall Street Journal from time to time in effect plus two percent (2%) and (ii) the maximum rate of interest allowed from time to time by Law.

“Agreement” is defined in the preamble.

“Arbitrator’s Closing Statement” is defined in Section 3.3(b).

“Assets” means all of Seller’s and its Affiliates’ right, title, and interest in the Burns Point Gas Plant held by Seller under the C&O Agreement as party thereto, other than the Excluded Assets, including the following, which shall be limited to the extent directly associated and used solely in connection with the Burns Point Gas Plant:

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(i) Gas Units representing a 50% undivided interest in the Burns Point Gas Plant and any and all other rights and interests held under the C&O Agreement;

(ii) the leasehold estates described in Exhibit A-1;

(iii) all easements, rights of way, servitudes, licenses, permits, other similar real property rights and instruments owned, used, or held for use in connection with the ownership and operation of the Burns Point Gas Plant;

(iv) all buildings, structures, vessels, machinery, equipment, personal property, fixtures, and other improvements comprising the Burns Point Gas Plant, whether owned or leased, including all pipes, valves, compressors, meters, machines, pumps, dehydrators, towers, liquids extractors, storage tanks, storage sheds, and pump houses;

(v) all vehicles, motorized equipment, trailers, tractors, dozers, and other similar items, if any, owned, used, or held for use in the ownership and operation of the Burns Point Gas Plant;

(vi) to the extent assignable, all gas gathering, gas purchase, gas treating, gas processing, fractionation, raw make, sales, and other similar contracts, letter agreements, letters of intent, equipment leases, software and hardware licenses, commitments, sales and purchase orders, and other instruments or any amendment to the foregoing, whether written or oral, related to the ownership and operation of the Burns Point Gas Plant, including the Contracts described on Exhibit A-2;

(vii) all Permits;

(viii) supplies, inventory, and other spare parts and materials used or held for use in connection with the Burns Point Gas Plant;

(ix) all intellectual property rights related to the ownership and operation of the Burns Point Gas Plant;

(x) the Records; and

(xi) all rights, claims, credits, causes of action, or rights of set-off against third parties relating to the Burns Point Gas Plant and attributable to periods after the Effective Date.

“Burns Point Gas Plant” means the Burns Point Gas Plant in St. Mary Parish, Louisiana, as defined and more fully described in the C&O Agreement.

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday recognized by the federal government of the United States of America.

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“Buyer” is defined in the preamble.

“Buyer Indemnified Parties” is defined in Section 9.3.

“C&O Agreement” means the Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Seller and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, as amended from time to time.

“Casualty” is defined in Section 12.3(a).

“Casualty Threshold” is defined in Section 12.3(a).

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” means the later of (i) the third Business Day following the date on which the conditions to Closing in Article 7 are either satisfied or waived by the Party entitled to waive such conditions or (ii) November 30, 2011, or such other date mutually agreed to by Seller and Buyer.

“Closing Statement” is defined in Section 3.2.

“Closing Statement Arbitrator” is defined in Section 3.3(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Confidentiality Agreement” is defined in Section 5.2.

“Contract” means any written or legally binding oral agreement, commitment, lease, license, or other legally binding contractual undertaking.

“Effective Date” means November 1, 2011.

“Environmental Laws” means Laws relating to (i) pollution or protection of the air, water, and land, human health, safety, natural resources, or threatened or endangered species, (ii) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal, or transportation, or (iii) the use, handling or management of or exposure to Hazardous Materials.

“Environmental Liabilities” means liabilities and obligations (i) under any written order, notice of responsibility, legally enforceable directive (including requirements embodied in Environmental Laws), injunction, fine, penalty, judgment, regulation or similar legally enforceable act (including settlements) by any Governmental Authority to the extent arising out of or under Environmental Laws, and (ii) under any written claim, demand, assessment, or cause of action by a Governmental Authority with jurisdiction over the Burns Point Gas Plant or the Assets or other third Person for personal injury, property damage, damage to natural resources, remediation, or response costs under Environmental Law or related to the use, disposal, or release of Hazardous Materials.

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“Environmental Permits” means Permits required by Environmental Laws for the ownership or operation of the Burns Point Gas Plant or the Assets.

“Estimated Adjusted Purchase Price” is defined in Section 3.2.

“Excluded Assets” means:

(i) the properties, assets, rights, and interests described in Exhibit B;

(ii) the Excluded Records;

(iii) any Tax refund (whether by payment, credit, offset, or otherwise, and together with any interest thereon from any third Person in connection with such refund) in respect of any Taxes, other than Property Taxes refunded under the C&O Agreement, for which Seller is liable for payment or required to indemnify Buyer hereunder;

(iv) all indemnities and other claims against Persons (other than Seller or its Affiliates) for Taxes, other than for Property Taxes under the C&O Agreement, for which Seller or its Affiliates are liable for payment or required to indemnify Buyer hereunder;

(v) all income, revenue, and proceeds attributable to (i) the Assets for any period prior to the Effective Date, or (ii) any other Excluded Assets; and

(vi) all audit rights arising under the C&O Agreement or any of the Contracts or otherwise with respect to any period prior to January 1, 2011 or with respect to any of the other Excluded Assets.

“Final Closing Statement” is defined in Section 3.3(b).

“Final Settlement Date” is defined in Section 3.3(b).

“Gas Unit” is defined in the C&O Agreement.

“Governmental Authority” means (i) the United States of America, (ii) any state, county, municipality, or other governmental subdivision within the United States of America, and (iii) any court or any governmental department, commission, board, bureau, agency, or other instrumentality of the United States of America or of any state, county, municipality, or other governmental subdivision within the United States of America.

“Hazardous Material” means (i) any substance, waste, or material defined as or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutants,” “contaminants,” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (ii) any radioactive materials, asbestos, asbestos-containing material and polychlorinated biphenyls, and (iii) petroleum, its derivatives, by products, and other hydrocarbons.

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“Indemnified Party” is defined in Section 9.5.

“Indemnitor” is defined in Section 9.5.

“knowledge” (or any phrase of similar import) means, in the case of Seller, the actual knowledge of those Persons listed on Schedule 1.1 with respect to the matter in question, and, in the case of Buyer, the actual knowledge of those Persons listed on Schedule 1.2 with respect to the matter in question.

“Law” means any applicable statute, law (including common law), ordinance, regulation, rule, ruling, order, writ, injunction, decree, treaty, permit, or other official and legally enforceable act of or by any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, or other adverse claim of any kind in respect of such property or asset.

“Losses” means all claims, liabilities, losses, causes of action, judgments, demands, settlements, taxes, fines, penalties, damages, obligations, litigation, lawsuits, administrative proceedings, administrative investigations, costs, and expenses, including reasonable attorneys’ consultants’ and experts’ fees, court costs, and other costs of suit.

“Material Adverse Effect” means any change, event, or effect that is, or would reasonably expected to be, individually or in the aggregate, materially adverse to the business related to, results of operations of, condition (financial or otherwise) of, or prospects for the Burns Point Gas Plant or the Assets, taken as a whole, excluding any circumstance, change, event or effect resulting or arising from: (i) any general change in conditions in the industries or markets in which Seller conducts its business with respect to the Assets; (ii) seasonal reductions in revenues or earnings of Seller in the conduct of its business with respect to the Assets in the ordinary course; (iii) any adverse change, event, or effect on the global, national, or regional energy industry as a whole, including those impacting energy prices or the value of oil and gas assets and properties or other commodities, goods, or services, or the availability or costs of hedges; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby (provided that the exceptions in this clause (vi) shall not be deemed to apply to references to Material Adverse Effect in the representations and warranties set forth in Section 4.1(e)); (vii) any failure to meet internal or third party projections or forecasts or revenue or earnings predictions (provided that the foregoing shall not prevent any determination that the facts underlying any such failure have a Material Adverse Effect); (viii) changes or developments in financial or securities markets or the economy in general; or (ix) effects of weather, meteorological events, natural disasters, or other acts of God, except to the extent any such circumstance, change, event, or effect above materially and disproportionately affects the Assets.

“Notice of Disagreement” is defined in Section 3.3(b).

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“Operator” means Enterprise Gas Processing, LLC, the operator of the Burns Point Gas Plant under the C&O Agreement, and any successor thereto.

“Ordinary Course Expenses” means all costs and expenses measured by or attributable to the ownership or operation of the Assets in the ordinary course of business and consistent with past practice, including capital expenditures and overhead costs, but excluding liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract (other than failure to make payments under the terms of a Contract) or violation of any Law (or private rights of action under any Law), (ii) obligations to dismantle or decommission facilities, (iii) environmental matters, including obligations to remediate any contamination of water or personal property under applicable Environmental Laws, or (iv) claims for indemnification or reimbursement from any third party with respect to costs of the type described in preceding clauses (i) through (iii), whether pursuant to Contract or otherwise.

“Party” and “Parties” are defined in the preamble.

“Permits” means permits, licenses, franchises, certificates, approvals, and other similar authorizations of Governmental Authorities.

“Permitted Encumbrances” means any of the following matters:

(i) any (a) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance or operation of the affected assets and (b) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance or operation of the affected assets that are not due and payable;

(ii) any liens for Taxes, assessments or other government charges that are not yet due and payable;

(iii) any easements, rights-of-way, servitudes, permits, licenses, leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with the operation of the portion of the assets burdened thereby;

(iv) rights reserved to or vested in any Governmental Authority to control or regulate the affected assets and all applicable Laws;

(v) Liens that are released at Closing or that are caused or created by Buyer;

(vi) any Lien or trust arising in connection with workers’ compensation, unemployment insurance, pension, or employment laws or regulations;

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(vii) Environmental Laws to the extent valid and applicable to the Assets;

(viii) any Lien granted under Paragraph 15.5 of the C&O Agreement; and

(ix) all other Liens, defects, charges, encumbrances, Contracts (including the terms and provisions of the contracts, agreements, or instruments constituting part of the Assets, as well as the terms and provisions of all assignments and conveyances of any of the Assets to Seller), agreements, instruments, obligations, defects, and irregularities affecting the Assets that individually or in the aggregate are not such as to materially detract from the value of or materially interfere with access to, or the operation or use of, the Assets (as currently owned and operated or anticipated to be used and operated).

“Person” means any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization, or other entity or organization.

“Plant Site Lease” means the Surface Lease by St. Mary Land & Exploration Company, as “Lessor”, and Marathon Oil Company, as “Lessee” duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 275,516 in Conveyance Book 44-P, at Folio 150, as renewed and extended on February 23, 2011 by and between SM Energy (Delaware) (formerly St. Mary Land and Exploration Company) as “Lessor” and Enterprise Products Operating LLC (as Sole Operator and Co-Owner of the Burns Point Gas Plant, St. Mary Parish, Louisiana, by virtue of the C&O Agreement).

“Property Taxes” means all ad valorem, property (whether real or personal), and similar Taxes with respect to the Assets or the Burns Point Gas Plant.

“Purchase Price” is defined in Section 3.1.

“Records” means all of the historical books and records maintained in the possession of Seller or its Affiliates with respect to the Assets and the Burns Point Gas Plant and rights thereto, including all data, engineering design documents, engineering models, quality assurance or quality control testing results, information, software, books, files, and records, including production records, operating and maintenance records, correspondence, Tax Returns (other than Tax Returns relating to income or Texas franchise Taxes), title records (including abstracts of title, title opinions and memoranda, and title curative documents), plant performance and operating data, and contract files, excluding, however:

(i) all corporate, financial, and Tax records of Seller that relate to Seller’s business generally or to Seller’s business, operations, assets, and properties not expressly included in this Agreement, including any research, valuation, or pricing information prepared by Seller or its consultants in connection therewith, and any bids received for such interests and information and correspondence in connection therewith;

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(ii) any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other Contract with a Person other than an Affiliate of Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable;

(iii) legal records and files of Seller to the extent constituting privileged work product and attorney-client communications with Seller’s legal counsel; and

(iv) data and records relating to the Excluded Assets or assets and properties not expressly included in this Agreement.

Clauses (i) through (iv) are referred to herein as the “Excluded Records.”

“Required Consents” is defined in Section 4.1(f).

“Seller” is defined in the preamble.

“Seller Indemnified Parties” is defined in Section 9.2.

“Tax” or “Taxes” means all taxes, however denominated, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, environmental taxes, transfer taxes, workers’ compensation, and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Partnership” means the partnership existing for federal income and Louisiana income tax purposes pursuant to Paragraph 20.2 of, and Exhibit F to, the C&O Agreement.

“Tax Return” means all returns, reports, declarations, claims for refund, information returns, statements, bills, schedules, or written information of or with respect to any Tax which is required to be supplied to any taxing authority or depository.

“Third Party Claim” is defined in Section 9.5.

Section 1.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause, or other subdivision hereof. Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

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Section 1.3 Rules of Construction.

(a) References. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) Definitions. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The term “includes” or “including” shall mean “including without limitation.” The word “or” shall not be exclusive unless the context clearly requires otherwise.

(c) Legal Counsel. The Parties acknowledge that each Party and its legal counsel have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d) Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e) U.S. Dollars. All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

Article 2

Purchase And Sale

On and subject to the terms and conditions of this Agreement, Seller agrees to sell, transfer, assign, convey, and deliver to Buyer, free and clear of all Liens (other than Permitted Encumbrances), and Buyer agrees to purchase, or cause to be purchased, from Seller, in consideration of the payment of the Purchase Price by Buyer, all of Seller’s (and its Affiliates’) right, title, and interest in and to the Assets.

Article 3

Purchase Price And Payment

Section 3.1 Purchase Price. The purchase price for the sale and conveyance of the Assets to Buyer is $38,000,000 (the “Purchase Price”), subject to adjustment under this Agreement. The “Adjusted Purchase Price” shall be the Purchase Price adjusted as follows:

(i) adjusted for costs and expenses in accordance with Section 3.4;

(ii) adjusted for revenues in accordance with Section 3.5;

(iii) adjusted downward by the amount referred to in Section 12.3 in connection with any Casualty, if applicable;

(iv) adjusted downward by the amount of the unpaid Property Taxes attributable to periods prior to the Effective Date and adjusted upward by the amount of any Property Taxes attributable to periods after the Effective Date but paid as of the Closing Date, in each case, as determined under Section 11.1(b); and

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(v) adjusted by any other amount specifically provided for in this Agreement or agreed upon in writing by Buyer and Seller.

Section 3.2 Closing Statement and Payment. Not later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a reasonably detailed statement (the “Closing Statement”) of the estimated Purchase Price adjustments and the estimated Adjusted Purchase Price (the “Estimated Adjusted Purchase Price”). At the Closing, Buyer shall wire transfer an amount equal to the Estimated Adjusted Purchase Price, in immediately available funds to an account or accounts designated by Seller to Buyer at least three (3) Business Days prior to the Closing Date.

Section 3.3 Post-Closing Adjustment to the Purchase Price.

(a) Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the Purchase Price adjustments and Seller’s calculation of such amount. To the extent reasonably required by Seller, Buyer shall assist in the preparation of the revised Closing Statement. Seller shall provide to Buyer such data and information and access to Seller’s personnel as Buyer may reasonably request supporting the amounts reflected on the revised Closing Statement to permit Buyer to perform or cause to be performed an audit at Buyer’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyer unless Buyer gives written notice of its disagreement with the revised Closing Statement (“Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in detail the dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Closing Statement (as revised in accordance with paragraph (b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (ii) the date upon which the Arbitrator’s Closing Statement (as hereinafter defined) is issued by the Closing Statement Arbitrator (as hereinafter defined).

(b) Final Closing Statement. During the thirty (30) days following the date upon which Seller received the Notice of Disagreement, Seller and Buyer shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement to arbitrate), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute shall be submitted to an arbitrator (the “Closing Statement Arbitrator”) for review and final and binding resolution. The Closing Statement Arbitrator shall be the accounting firm of KPMG LLP, or if unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Buyer and Seller in writing (but if the Parties have not so agreed

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by the date that is forty-five (45) days after the date upon which Seller received the Notice of Disagreement, then the Closing Statement Arbitrator shall be selected, upon the application of Buyer or Seller, by the accounting firm of KPMG LLP within ten (10) days of its receipt of such application). Buyer and Seller shall, not later than seven (7) days prior to the hearing date set by the Closing Statement Arbitrator, each submit a brief to the Closing Statement Arbitrator with dollar figures for settlement of the disputes as to the amount of the Adjusted Purchase Price (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 3.3(a). The hearing will be scheduled seven (7) days following submission of the settlement briefs, or as soon thereafter as is acceptable to the Closing Statement Arbitrator, and shall be conducted on a confidential basis. The Closing Statement Arbitrator shall consider only those items or amounts in the Closing Statement as to which the Parties disagreed and render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Closing Statement Arbitrator shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Adjusted Purchase Price and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Arbitrator shall be final and binding on the Parties. The cost of any arbitration (including the fees and expenses of the Closing Statement Arbitrator) under this Section 3.3(b) shall be borne equally by Buyer and Seller. The fees and disbursements of Seller’ independent auditors incurred in connection with the services performed with respect to the Closing Statement shall be borne by Seller and the fees and disbursements of Buyer’s independent auditors incurred in connection with their preparation of the Notice of Disagreement shall be borne by Buyer. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 3.3(a), as prepared by Seller and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Closing Statement Arbitrator, the Arbitrator’s Closing Statement (“Arbitrator’s Closing Statement”) as described in this Section 3.3(b).

(c) Final Settlement. If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, then Buyer shall pay to Seller, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price as set forth on the Final Closing Statement exceeds the amount of the Estimated Adjusted Purchase Price, together with interest at the Agreed Rate on such excess amount from the Closing Date until paid. If the amount of the Adjusted Purchase Price as set forth on the Final Closing Statement is less than the amount of the Estimated Adjusted Purchase Price, then Seller shall pay to Buyer, within five (5) Business Days after the Final Settlement Date, the amount by which the Adjusted Purchase Price, as set forth on the Final Closing Statement, is less than the amount of the Estimated Adjusted Purchase Price, together with interest at the Agreed Rate on such deficiency amount from the Closing Date until paid. Any post-Closing payment made pursuant to this Section 3.3(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the Party receiving the funds.

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Section 3.4 Expense Adjustment. The Purchase Price shall be adjusted: (a) upward by an amount equal to all Ordinary Course Expenses and all other costs and expenses paid by Seller or any of its Affiliates and attributable to the ownership or operation of the Assets on and after the Effective Date, including all such costs and expenses paid under the C&O Agreement; and (b) downward for all Ordinary Course Expenses and all costs and expenses paid by Buyer or any of its Affiliates and attributable to the ownership or operation of the Assets prior to the Effective Date, including all such costs and expenses paid under the C&O Agreement, but excluding any costs attributable to each of the liabilities excluded from the term “Ordinary Course Expenses.”

Section 3.5 Revenue Adjustment. The Purchase Price shall be adjusted: (a) downward by an amount equal to all revenues, proceeds, and other monies received by Seller or any of its Affiliates and attributable to the ownership or operation of the Assets on and after the Effective Date, including any such amounts received under the C&O Agreement; and (b) upward by an amount equal to all revenues, proceeds, and other monies received by Buyer or any of its Affiliates and attributable to the ownership or operation of the Assets prior to Effective Date, including any such amounts received under the C&O Agreement.

Article 4

Representations And Warranties

Section 4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) Organization and Good Standing. Seller is a corporation, duly formed, validly existing, and in good standing under the laws of the State of Ohio.

(b) Qualification of Seller. Seller has the requisite corporate power and all governmental licenses, authorizations, permits, consents, and approvals required to carry on the business of owning and operating its assets, including the Assets, as such business is now being conducted. Seller is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c) Authority. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.

(d) Enforceability. This Agreement constitutes a valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

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(e) No Violation or Breach. Except as shown in Schedule 4.1(e), neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller shall (i) conflict with or result in a violation or breach of any provision of the certificate of incorporation, bylaws, or other governing documents of Seller or any Contract under which Seller is bound, other than such conflicts, breaches, or violations of Contracts as will not have a Material Adverse Effect, or (ii) assuming the obtaining of all Required Consents, constitute a default under or give rise to or result in a breach, termination, or creation of a Lien under any Contract binding upon Seller or by which any of the Assets is or may be bound, or (iii) violate any Law applicable to Seller or the Assets.

(f) Consents. Except for the consents, filings, or notices described in Schedule 4.1(f) (the “Required Consents”), no consent, approval, or authorization of, or permit from, or filing with, or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Seller or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller.

(g) Actions. Except as set forth on Schedule 4.1(g), there is no Action pending, or to the knowledge of Seller, threatened against Seller or pending or threatened against the Operator, or with respect to the ownership or operation of the Assets, or which in any manner challenges or seeks to prevent, enjoin, alter, or materially delay the transactions contemplated by this Agreement.

(h) Compliance with Laws. To the knowledge of Seller, except as set forth on Schedule 4.1(h), (i) the Assets that are required to be maintained by Seller (in its capacity as non-operator under the C&O Agreement) have been maintained by Seller in compliance with, in all material respects, all Laws, and (ii) the Burns Point Gas Plant has been operated and maintained by the Operator in compliance with, in all material respects, all Laws and there is no investigation pending or threatened against or affecting Seller, the Operator, or the Assets that alleges or gives notice of any material violation of any Law. Except as set forth on Schedule 4.1(h), Seller has not received written notice (including notice from the Operator) of any unresolved material violation of any Law relating to the ownership or operation of the Assets.

(i) Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee, or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.

(j) Bankruptcy. There are no bankruptcy, reorganization, or similar proceedings pending against, being contemplated by, or to the knowledge of Seller threatened against, Seller.

(k) Contracts.

(i) To the knowledge of Seller, except for the Contracts disclosed in Schedule 4.1(k)(i), the Assets do not include, and Seller is not bound by or subject to by virtue of its interest in the Burns Point Gas Plant (even if Seller is not a party thereto):

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(A) any Contract for the gathering, treating, transportation, processing, fractionation, sale, or storage of natural gas, natural gas liquids, or other hydrocarbons;

(B) any Contract or lease (whether of real or personal property) that provides for either (1) annual expenditures by Seller of more than $120,000 net to its interest or (2) aggregate payments to Seller of more than $120,000 net to its interest;

(C) any partnership, joint venture, or other similar Contract;

(D) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise);

(E) any Contract related to indebtedness for borrowed money or the deferred purchase price of property;

(F) any Contract that limits the freedom to own, operate, sell, transfer, pledge, or otherwise dispose of or encumber any of the Assets or which would so limit the freedom of Buyer after the Closing Date;

(G) any Contract with or for the benefit of any Affiliate of Seller;

(H) any Contract evidencing a hedging or swap transaction; or

(I) any other Contract not made in the ordinary course of business that is material to the Assets.

(ii) Each Contract required to be disclosed in Section 4.1(k)(i): (A) is a valid and binding agreement and is in full force and effect; (B) neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such contract, and, to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder; and (C) the consummation of the transactions contemplated by this Agreement and the performance of the provisions hereof will not constitute a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation under, or give rise to any loss of any benefit under, any such Contract; provided that the foregoing representations in this Section 4.1(k)(ii) are only made as to Seller’s knowledge with respect to Contracts to which Seller is not a party. To the knowledge of Seller, true, correct, and complete copies of each such contract in the possession of Seller have been delivered to Buyer.

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(iii) (A) The C&O Agreement is in full force and effect; (B) Seller and Operator are the only parties to the C&O Agreement; (C) neither Seller nor, to the knowledge of Seller, the Operator is in default or breach, in any material respect, under the C&O Agreement; (D) to the knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under the C&O Agreement; (E) the consummation of the transactions contemplated by this Agreement and the performance of the provisions hereof will not constitute a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation under, or give rise to any loss of any benefit under, the C&O Agreement; and (F) Schedule 4.1(k)(iii) sets forth all authorities for expenditures received by Seller as of the date hereof under the C&O Agreement for calendar years 2011 and 2012. A true, correct, and complete copy of the C&O Agreement has been delivered to Buyer.

(l) Environmental Matters. Except as set forth in Schedule 4.1(l), (i) the Assets, and to the knowledge of Seller, the Burns Point Gas Plant, are in compliance with, in all material respects, all Environmental Laws and Environmental Permits; (ii) to the knowledge of Seller, no material remedial, cleanup, or other similar corrective obligations, whether with respect to Hazardous Materials or soil or groundwater contamination, exists as of the date hereof under Environmental Laws with respect to the Burns Point Gas Plant or the Assets; (iii) in connection with the Burns Point Gas Plant or the Assets, no written outstanding notice, request for information, order, complaint, or penalty has been received by Seller, or to Seller’s knowledge, the Operator, and there are no suits, actions, or proceedings pending or, to knowledge of Seller, threatened by any Person with respect to any material matters relating to or arising out of any Environmental Law or any Hazardous Material; (iv) to Seller’s knowledge, there are no material Environmental Liabilities that exist for which the owner or operator of the Burns Point Gas Plant or the Assets would be liable; or (v) to Seller’s knowledge, there has been no material environmental investigation, study, audit, test, review, or other analysis conducted in relation to the Burns Point Gas Plant since January 1, 2010; (vi) to Seller’s knowledge, no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under the Burns Point Gas Plant in a manner that could reasonably be expected to result in a material Environmental Liability; and (vii) to the knowledge of Seller, no material expenditure of capital funds is required in connection with the Burns Point Gas Plant to comply with Environmental Laws in effect and applicable to the Burns Point Gas Plant as of the Effective Date.

Notwithstanding anything to the contrary herein, the representations and warranties in this Section 4.1(l) are the sole representations and warranties of Seller with respect to environmental matters.

(m) Tax Matters. Except as set forth in Schedule 4.1(m),

(i) all material Tax Returns required to be filed on or before the Closing Date by Seller with respect to any Taxes payable in respect of the Assets have been filed with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed;

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(ii) the Tax Partnership has timely filed all material Tax Returns required to be filed on or before the Closing Date;

(iii) all Taxes reported on such returns have been paid;

(iv) there are no Liens, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the knowledge of Seller, threatened by any taxing authority with respect to the Burns Point Gas Plant or any of the Assets, and to the knowledge of Seller, all Taxes due for tax periods prior to 2011 with respect to the ownership and operation of the Burns Point Gas Plant have been paid;

(v) all Taxes due by Seller under the C&O Agreement for tax periods prior to 2011 were timely paid in full;

(vi) no audit or investigation of any Tax Return of Seller with respect to the Assets is currently underway, or to knowledge of Seller, threatened;

(vii) no audit or investigation of any Tax Return of the Tax Partnership is currently underway, or to knowledge of Seller, threatened;

(viii) the Burns Point Gas Plant or Assets: (x) do not directly or indirectly secure any debt, the interest on which is tax exempt under Section 103(a) of the Code; (y) are not “tax-exempt use property” within the meaning of Section 168(h) of the Code; and (z) are not subject to a “section 467 rental agreement” as defined in Section 467 of the Code;

(ix) other than the Tax Partnership, neither the Burns Point Gas Plant nor any of the Assets are owned by or subject to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income tax purposes; and

(x) Seller has delivered to Buyer correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Tax Partnership for taxable periods ending after December 31, 2007.

(n) Title Matters.

(i) Seller owns a valid and enforceable contractual interest in and to the Gas Units referenced in subsection (i) of the definition of Assets, free and clear of all Liens (other than Permitted Encumbrances), which Gas Units represent a 50% undivided ownership interest in the Burns Point Gas Plant pursuant to the terms and conditions of the C&O Agreement.

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(ii) The Assets are derived from Seller’s interest in the C&O Agreement and legal and record title to the Burns Point Gas Plant site and facilities is held by Enterprise Gas Processing, LLC in its capacity as operator under the C&O Agreement. By virtue of the transactions contemplated by this Agreement, (a) Buyer will acquire and own an indirect undivided interest in the Burns Point Gas Plant and all related assets (as governed by the terms, conditions and general provisions of the C&O Agreement) and (b) to the knowledge of Seller, Seller no longer has an interest in the Contracts listed in Exhibit B to the C&O Agreement.

(iii) Except as set forth in Schedule 4.1(n)(iii), to the knowledge of Seller, the Operator owns, leases, or otherwise has the right to use all real property and personal property used in connection with the Burns Point Gas Plant, free and clear of all Liens, other than Permitted Encumbrances.

(iv) To the knowledge of Seller, Schedule 4.1(n)(iv) describes all of the material real property used or held for use, whether owned or leased, in connection with the Burn Point Gas Plant, and to the knowledge of Seller, the Operator either has good and marketable title to, or a valid and enforceable leasehold interest in, to such real property, free and clear of all Liens, other than Permitted Encumbrances and exceptions noted on Schedule 4.1(n)(iv).

(v) To the knowledge of Seller, there is no breach of or default under, in any material respect, any of the provisions of the Plant Site Lease, all rentals and other payments due under the Plant Site Lease have been timely paid, and the consummation of the transactions contemplated by this Agreement and the performance of the provisions hereof will not constitute a default under, or give rise to any right of termination, cancellation, or acceleration of any right or obligation under, or give rise to any loss of any benefit under, the Plant Site Lease.

(vi) To the knowledge of Seller, there are no condemnation or similar proceedings pending or threatened against the Burns Point Gas Plant.

(vii) To the knowledge of Seller, no portion of the Burns Point Gas Plant encroaches in any material respect on property of others (other than encroachments that would not materially impair the ownership or operation of the Burns Point Gas Plant).

(viii) Except as set forth in Schedule 4.1(n)(viii), Seller’s ownership of the Assets is not subject to any preferential purchase rights, rights of first refusal, or other purchase options.

(o) Permits. To Seller’s knowledge, (i) all Permits relating to the ownership and operation of the Burns Point Gas Plant are valid and in full force and effect, (ii) there is no default, and no condition exists that with notice or lapse of time or both would constitute a default, under any such Permits, and (iii) none of such Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

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(p) Intellectual Property. To Seller’s knowledge, (i) the Assets include, or the Operator holds good title to or the right to use, all intellectual property rights necessary to or required for the conduct of the operation of the Burns Point Gas Plant, as currently conducted, (ii) there exist no restrictions on the disclosure, use, license, or transfer of such intellectual property rights, and (iii) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair, or extinguish any such intellectual property rights.

(q) Sufficiency of Assets. To the knowledge of Seller, the Assets constitute all of the properties, rights, and assets used, necessary, or held for use by Seller and its Affiliates in connection with its ownership interest in the Burns Point Gas Plant under the C&O Agreement. To Seller’s knowledge, the personal property, fixtures, and improvements comprising the Burns Point Gas Plant are structurally sound and in good repair, working order, and operating condition, ordinary wear and tear excepted.

(r) Insurance Coverage. Schedule 4.1(r) lists all insurance policies and fidelity bonds relating specifically to the ownership or operation of the Assets. There is no claim by Seller pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller has otherwise complied fully with the terms and conditions of all such policies and bonds. Seller does not know of any threatened termination of, or material alteration of coverage under, any of such policies or bonds.

(s) Regulatory Status. Seller is not subject to regulation under the Public Utility Holding Company Act, as amended. Neither the Burns Point Gas Plant nor the processing services provided in the Burns Point Gas Plant are subject to the jurisdiction of the Federal Energy Regulatory Commission under either the Natural Gas Act of 1938, as amended, or the Natural Gas Policy Act of 1978, as amended.

(t) Books and Records. To the knowledge of Seller, the books and records necessary for the ownership of the Assets are complete and correct in all material respects and true, correct, and complete copies of such books and records in Seller’s possession have been, or will be, provided to Buyer.

(u) Imbalances. To Seller’s knowledge, there are no material production, gathering, transportation, or processing imbalances existing with respect to the Burns Point Gas Plant as of the date hereof.

(v) Bonds. Schedule 4.1(v) identifies the bonds, letters of credit, and guarantees posted by Seller relating specifically to the Assets or the Burns Point Gas Plant as of the date hereof.

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Section 4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Organization and Qualification. Buyer is a limited partnership, duly formed, validly existing, and in good standing under the laws of the State of Delaware and has the requisite power to carry on its business as it is now being conducted.

(b) Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Buyer.

(c) Enforceability. This Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other similar Laws of general application with respect to creditors, (ii) general principles of equity, and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.

(d) No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer (i) conflict with or result in a violation or breach of any provision of the certificate of formation, regulations, or other similar governing documents of Buyer or any Contract under which Buyer is bound or (ii) violate or conflict with any Law applicable to Buyer or the properties or assets of Buyer.

(e) Consents. No consent, approval, authorization, or permit of, or filing with, or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

(f) Actions. There is no Action (or any basis therefor) pending against Buyer, or to the knowledge of Buyer threatened against Buyer, which could reasonably expected to have a material adverse effect on Buyer or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(g) Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage, or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(h) Funds. Buyer will have, at or prior to the Closing, available lines of credit or other sources of funds to enable it to make payment of the Purchase Price and all other fees and expenses required to be paid by it in accordance with this Agreement.

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(i) Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or to the knowledge of Buyer threatened against, Buyer.

Article 5

Access And Confidentiality

Section 5.1 General Access. Subject to the provisions of Section 6.1(d), promptly following the execution of this Agreement and until the Closing Date (or earlier termination of this Agreement), Seller shall permit Buyer and its representatives:

(i) to have reasonable access at reasonable times in Seller’s offices to the books, Contracts, and records of Seller (and its Affiliates) and to the appropriate officers and employees of Seller (and its Affiliates) and shall furnish Buyer with all financial and operating data and other information in Seller’s possession concerning the Burns Point Gas Plant and the Assets as Buyer may reasonably request; and

(ii) subject to any required consent of any third Person, to conduct at reasonable times and in the presence of representatives of the Seller, (A) reasonable inspections of the Burns Point Gas Plant and the Assets and (B) a meeting with the Operator of the Burns Point Gas Plant.

Notwithstanding the foregoing, Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, information relating to: (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including any research, valuation, or pricing information prepared by Seller or its consultants) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to Seller relating to such information or would cause Seller to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law. Buyer’s access to the Assets and its (and its representatives) examinations and inspections whether under this Section 5.1, or otherwise, shall be at Buyer’s sole risk, cost, and expense, and Buyer waives and releases all claims against Seller, its Affiliates, and their respective partners, members, officers, directors, employees, attorneys, contractors, agents, or other representatives, arising in any way therefrom, or in any way connected therewith. Buyer shall indemnify the Seller Indemnified Parties and their representatives from and against Losses arising out of or in connection with any site visits or inspections of the Burns Point Gas Plant or the Assets by Buyer and its representatives, even if caused by the sole, joint, or concurrent negligence, strict liability, or other fault (except for the gross negligence or willful misconduct) of the Seller Indemnified Parties.

Section 5.2 Confidential Information. Unless and until the Closing occurs, Buyer agrees to maintain all information made available to it under this Agreement confidential and to cause its officers, employees, representatives, consultants, and advisors to maintain all information made available to them under this Agreement confidential, as provided in that certain Confidentiality Agreement between Seller and Buyer, dated September 8, 2011 (the “Confidentiality Agreement”). If Closing occurs, Seller agrees to maintain all information

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related to the Burns Point Gas Plant and the Assets confidential, other than such information that (i) is or becomes generally available to the public other than as a result of a breach of this provision by Seller, (ii) is made available to Seller on a non-confidential basis from any source, which source is entitled to disclose such information without breach of any obligation of confidentiality known to Seller, or (iii) is independently developed without the use of or reference to any such information.

Article 6

COVENANTS OF SELLER AND BUYER

Section 6.1 Conduct of Business Pending Closing. From the date hereof through the Closing, except as disclosed in Schedule 6.1 or as otherwise consented to or approved by Buyer (which consent or approval shall not be unreasonably withheld, conditioned, or delayed), Seller covenants and agrees as provided below.

(a) Changes in Business. From the date hereof until the Closing Date, Seller shall operate the Assets in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller shall not:

(i) make any material change in the conduct of the business related to the Burns Point Gas Plant;

(ii) sell, lease, or otherwise dispose of any of the Assets; or

(iii) take or agree or commit to take any action that would make any representation or warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

(b) No Liens. Seller shall not create any Lien (other than Permitted Encumbrances) on any of the Assets.

(c) Operation of Assets. Seller shall:

(i) cause the Assets to be maintained and operated in the ordinary course of business in accordance with Seller’s past practices, pay all amounts when due under the C&O Agreement, and otherwise perform in all material respects all of Seller’s obligations under the C&O Agreement, maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;

(ii) promptly provide complete copies to Buyer of all AFE’s and other material notices received from the Operator;

(iii) perform, in all material respects, all of Seller’s obligations under the Contracts included in the Assets;

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(iv) commit to and make capital expenditures under the C&O Agreement in the ordinary course of business consistent with past practice; and

(v) duly and timely file or cause to be filed all reports and returns required to be filed with any Governmental Authority and timely pay all amounts due in connection therewith, unless such amounts are being contested by Seller in good faith.

(d) Non-Operator of the Burns Point Gas Plant. Buyer acknowledges that Seller is not the operator of the Burns Point Gas Plant and, therefore, agrees that to the extent the actions contemplated by the provisions of Section 5.1 and this Section 6.1 may only be taken by (or are the primary responsibility of) the Operator, notwithstanding anything to the contrary herein, the provisions of Section 5.1 and this Section 6.1 shall be construed to require only that Seller use commercially reasonable efforts (without being obligated to incur any material expense that Buyer has not agreed to pay or institute any cause of action) to cause the Operator to take such actions or render such performance within the constraints of all applicable agreements with the Operator.

Section 6.2 Public Announcements. Prior to the Closing Date, without the prior written approval of the other Party (which approval shall not be unreasonably withheld), neither Party will issue, or permit any agent, representative, or Affiliate to issue, any press releases or otherwise make any public statements with respect to this Agreement, its existence, or the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of any applicable public stock exchange on which the shares of such Party or any of its Affiliates are listed. In each case to which such exception applies, the releasing Party will use its reasonable efforts to provide a copy of such release or statement to the other Party prior to releasing or making the same. After the Closing Date, the Parties will confer with each other in advance regarding the respective initial public announcements proposed to be made by the Parties in connection with the transactions contemplated hereby.

Section 6.3 Actions by Parties. Each Party agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in Article 7 and take, or cause to be taken, and do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable Laws to satisfy all of its obligations hereunder, and to cause the transactions contemplated hereunder to occur as soon as reasonably practicable.

Section 6.4 Further Assurances. Seller and Buyer each agree that from time to time after the Closing Date it will execute and deliver, or cause its respective Affiliates to execute and deliver, such documents, certificates, instruments, and other writings, and take (or cause its respective Affiliates to take) such other actions, as may be necessary or desirable to carry out the purposes and intents of this Agreement and to consummate or implement expeditiously the transactions contemplated by this Agreement.

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Section 6.5 Records. Buyer agrees to maintain the Records received from Seller until the 7th anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is reasonably necessary to have Records available), or if any of the Records pertain to any claim or dispute pending on the 7th anniversary of the Closing Date, Buyer shall maintain any of the Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide to Seller and its representatives reasonable access to, and the right to copy the applicable portion of, the Records for the purposes of:

(i) preparing and delivering any accounting Records or reports provided for under this Agreement and adjusting, prorating, and settling the charges and credits provided for in this Agreement;

(ii) complying with any Law affecting the Assets prior to the Closing Date;

(iii) preparing any audit of the books and records of any third party relating to the Assets prior to the Closing Date, or responding to any audit prepared by such third parties;

(iv) preparing Tax Returns;

(v) responding to or disputing any Tax audit or otherwise dealing with any Tax matters; or

(vi) asserting, defending, or otherwise dealing with any claim, dispute, or Action under this Agreement or with respect to the Assets.

Section 6.6 Certain Filings. Seller and Buyer shall cooperate with one another and assist each other:

(i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement; and

(ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including giving all notices to third parties and using its reasonable best efforts to obtain all third party consents necessary, proper, or advisable to consummate the transactions contemplated hereunder.

Section 6.7 Proration of Expenses And Revenues.

(a) Expenses. To the extent that any costs and expenses attributable to the ownership or operation of the Assets have not already been taken into account in determining the Adjusted Purchase Price, (i) Seller shall be entitled to be reimbursed by Buyer for any costs and expenses paid by Seller or any of its Affiliates and attributable to the ownership or operation of the Assets on and after the Effective Date, including any such costs and expenses paid under the C&O Agreement, and (ii) Buyer shall be entitled

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to be reimbursed by Seller for any Ordinary Course Expenses paid by Buyer or any of its Affiliates and attributable to the ownership or operation of the Assets prior to the Effective Date, including any such costs and expenses paid under the C&O Agreement. Buyer and Seller agree to reimburse each other for all such costs and expenses within ten (10) Business Days after receipt from Buyer or Seller, as appropriate, of a notice of reimbursement accompanied by written evidence of the underlying payment on account of such costs and expenses.

(b) Revenues. To the extent that any revenues, proceeds, and monies attributable to the ownership or the operation of the Assets have not already been taken into account in determining the Adjusted Purchase Price, (i) Buyer shall be entitled to be reimbursed by Seller for any revenues, proceeds, and other monies received by Seller or any of its Affiliates and attributable to the ownership or operation of the Assets on and after the Effective Date, including any such amounts received under the C&O Agreement, and (ii) Seller shall be entitled to be reimbursed by Buyer for any revenues, proceeds, and other monies received by Buyer or any of its Affiliates attributable to the ownership or operation of the Assets prior to the Effective Date, including any such amounts received under the C&O Agreement. To the extent that either Buyer or Seller receives such revenue, proceeds and monies, Buyer and Seller agree to remit pay such amounts to Seller or Buyer, as appropriate, within ten (10) Business Days of receipt of written evidence of such amounts.

Section 6.8 Insurance. Prior to Closing, Seller shall ensure that the insurance policies currently maintained by Seller with respect to the Assets, including the policies set forth on Schedule 4.1(r), remain in full force and effect until Closing. At Closing, Seller shall terminate or modify Seller’s insurance policies, if any, to exclude coverage of the Assets and Buyer will obtain its own insurance coverage with respect to the Assets.

Section 6.9 Effective Date of Transfer under C&O Agreement.

(a) Effective Date. Prior to Closing, Seller and Buyer shall each use commercially reasonable efforts to confirm in writing with the Operator that the transfer of the Gas Units and other rights and interests under the C&O Agreement will be effective as of December 1, 2011 for all purposes under the C&O Agreement (or if the Closing occurs after November 30, 2011, the first day of the following calendar month).

(b) Seller’s Performance. During the period of time, if any, between the Closing and the effective date of the transfer of the C&O Agreement under Paragraph 19.1 thereof, Seller shall provide notice to Buyer of all material communications received by Seller from Operator with respect to the ownership or operation of the Burns Point Gas Plant. As of the fifth (5th) day following Buyer’s receipt of such communication, or such shorter period as Seller reasonably believes necessary in the event of an emergency, Seller shall be entitled to take action on behalf of Buyer under the C&O Agreement as co-owner of the Burns Point Gas Plant; provided, that such action shall be in accordance with any guidance received by Seller from Buyer with respect to such action. Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Parties from and against Losses arising out of or in connection with Seller’s or its Affiliates’ performance of its obligations under this Section 6.9(b), even if caused by the sole, joint, or concurrent negligence, strict liability, or other fault (other than the gross negligence or willful misconduct of Seller) of the Seller Indemnified Parties and their representatives.

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Section 6.10 Conditions. Each of Buyer and Seller will use its respective reasonable commercial efforts to cause the conditions and agreements in Article 7 and Article 8 that are to be satisfied or performed by it to be satisfied and performed, whether prior to or after the Closing; provided, however, that this Section 6.10 will in no event require Buyer or Seller to waive any condition applicable to it.

Article 7

CLOSING CONDITIONS

Section 7.1 Seller’ Closing Conditions. The obligation of Seller to proceed with the Closing contemplated hereby is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer contained in Section 4.2 of this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct, in all material respects, on and as of the Closing Date, and (ii) the covenants and agreements of Buyer to be performed on or before the Closing Date shall have been duly performed, in all material respects, in accordance with this Agreement.

(b) Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in Section 7.1(a) have been satisfied.

(c) Closing Documents. On or prior to the Closing Date, Buyer or its Affiliates shall have executed and delivered, or be standing ready to execute and deliver at Closing, all agreements, instruments, and other documents required to be delivered by Buyer or its Affiliates under Section 8.3.

(d) No Action. On the Closing Date, no Action or other proceeding shall be pending or threatened before any court or Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or the transactions contemplated hereunder.

(e) Consents. All consents, waivers, authorizations, preferential purchase rights, and other approvals listed in Schedule 7.1(e) shall have been obtained or waived on or before the Closing Date, in each case in form and substance reasonably satisfactory to Seller.

(f) Other Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made, or obtained.

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Section 7.2 Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing contemplated hereby is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Representations, Warranties, and Covenants. (i) The representations and warranties of Seller in Section 4.1 of this Agreement and in any certificate or other writing delivered by Seller pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches taken collectively would not reasonably be expected to have a Material Adverse Effect, and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.

(b) Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in Section 7.2(a) have been satisfied.

(c) Closing Documents. On or prior to the Closing Date, Seller shall have executed and delivered, or be standing ready to execute and deliver at the Closing, all agreements, instruments, and documents required to be delivered by Seller under Section 8.2.

(d) No Action. On the Closing Date, no suit, action, or other proceeding shall be pending or threatened before any court or Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain the consummation of the Closing or the transactions contemplated hereunder.

(e) Consents. All consents, waivers, authorizations, and approvals set forth in Schedule 7.2(e) shall have been obtained or waived on or before the Closing Date, in each case in form and substance reasonably satisfactory to Buyer.

(f) Other Regulatory Approvals. All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made, or obtained.

(g) No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred in respect of the Assets.

(h) Lender Waivers. All necessary consents, approvals, and waivers from Buyer’s lender shall have been obtained on or before the Closing Date, in form and substance reasonably satisfactory to Buyer.

(i) 754 Election. A valid election under Section 754 of the Code will be in effect for the Tax Partnership for the taxable period that includes the Closing Date, or Seller shall have obtained the written agreement of the Operator to make such an election.

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(j) Performance of Assets. Buyer’s due diligence review of the Assets shall have confirmed the information and data provided by Seller and included in Buyer’s financial model for the Assets.

Article 8

Closing

Section 8.1 Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Seller or at such other time or place as Seller and Buyer may otherwise agree in writing.

Section 8.2 Seller’s Closing Deliverables. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:

(i) an assignment and ratification agreement in substantially the form of Exhibit 8.2(i) (as contemplated by Paragraph 19.1 of the C&O Agreement) and such other conveyance and transfer instruments under which the Assets will be assigned and transferred to Buyer;

(ii) the officer’s certificates referred to in Section 7.2(b); and

(iii) a non-foreign affidavit, as such affidavit is referred to in Section 1445(b)(2) of the Code, in form attached hereto as Exhibit 8.2(iii), dated as of the Closing Date.

Section 8.3 Buyer’s Closing Deliverables. At Closing, Buyer shall deliver, or cause to be delivered, the Estimated Adjusted Purchase Price to Seller in immediately available funds to the bank account as provided in Section 3.2, and Buyer shall execute and deliver, or cause to be executed and delivered, to Seller the following:

(i) the assignment and ratification agreement described in Section 8.2(i); and

(ii) the officer’s certificate of Buyer referred to in Section 7.1(b).

Article 9

Indemnification

Section 9.1 Assumed Liabilities. Without limiting Buyer’s rights to indemnity under Section 9.3, from and after the Closing, Buyer assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Date, including obligations and liabilities relating in any manner to the use, ownership, or operation of the Assets, but Buyer does not assume any obligations or liabilities of Seller to the extent that they are attributable to or arise out of the Excluded Assets (the “Assumed Obligations”).

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Section 9.2 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller, its Affiliates, and each of their directors, officers, employees, representatives, agents, successors, and assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by any of the Seller Indemnified Parties arising out of (i) any breach of Buyer’s representations or warranties made in this Agreement, (ii) any breach of the covenants or obligations made or to be performed by Buyer under this Agreement, or (iii) the Assumed Obligations.

Section 9.3 Indemnification by Seller. From and after the Closing Date, Seller shall indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by any of the Buyer Indemnified Parties arising out of (i) any breach of Seller’s representations or warranties made in this Agreement, (ii) any breach of the covenants or obligations made or to be performed by Seller and its Affiliates under this Agreement, and (iii) the Excluded Assets.

Section 9.4 Indemnity Limitations.

(a) Cap; Threshold. Seller’s aggregate liability to the Buyer Indemnified Parties under Section 9.3(i) shall not exceed ten percent (10%) of the Purchase Price, except for Seller’s representations and warranties in Sections 4.1(a), (b), (c), (d), (m) and (n)(i), which shall not be subject to such limit. No claim (other than a claim based on a breach of Sections 4.1(a), (b), (c), (d), (m) and (n)(i)) may be made against Seller for indemnification under Section 9.3(i) with respect to any individual item (or group of related items) of Loss unless such Loss exceeds $50,000 (nor shall any such Loss below such threshold be applied to or considered for purposes of calculating Seller’s aggregate liability to the Buyer Indemnified Parties).

(b) Survival Period. The representations and warranties of Seller in Section 4.1 shall survive the Closing until December 31, 2012, except for Seller’s representations and warranties in Sections 4.1(a), (b), (c), (d), (m) and (n)(i), which shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations. The representations and warranties of Buyer in Section 4.2 shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitations. The covenants and agreements of the Parties in this Agreement shall survive the Closing in accordance with their terms. Notwithstanding the foregoing, any assertion by any Buyer Indemnified Party under Section 9.3(i) for any claim (other than a claim based on a breach of Sections 4.1(a), (b), (c), (d), (m) and (n)(i)) must be made in a notice delivered to Seller in accordance with Section 12.6 (or not at all) within one hundred eighty (180) days following the Closing Date.

(c) Knowledge. Buyer shall not be entitled to assert the breach of any representation or warranty of Seller in Section 4.1 as a basis for a claim for indemnification under Section 9.3(i) if Seller can demonstrate (i) that Buyer had actual knowledge of such alleged breach prior to Closing and (ii) that Buyer failed to provide written notice (including reasonable details) to Seller of such alleged breach prior to Closing.

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Section 9.5 Third Party Claims. If a claim by a third party a (“Third Party Claim”) is made against a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”), and if such party intends to seek indemnity with respect thereto under Article 9 or Section 9.3, such Indemnified Party shall promptly furnish written notice to the indemnifying party (the “Indemnitor”) of such claims. The Indemnitor shall have thirty (30) days after receipt of such notice to undertake, conduct, and control (through counsel of its own choosing and at its own expense) the defense thereof. The Indemnitor may not assume control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal liability, (ii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party, or (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the Indemnified Party’s reputation or future business prospects, but in any event, shall remain subject to its indemnification obligations in this Article 9. If the Indemnitor elects to undertake the defense of any Third Party Claim, the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnitor shall not settle any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of money damages and includes a provision whereby the plaintiff or claimant in the matter releases Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, from all liability with respect thereto. The Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (however, the fees and expenses of such counsel shall be borne by such Indemnified Party except if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnitor inappropriate or (ii) the Indemnitor shall have authorized the Indemnified Party to employ separate legal counsel at the Indemnitor’s expense). So long as the Indemnitor, at Indemnitor’s cost and expense, (i) has undertaken the defense of, and assumed full responsibility for all indemnified liabilities with respect to, such claim, (ii) is reasonably contesting such claim in good faith, by appropriate proceedings, and (iii) has taken such action (including the posting of a bond, deposit, or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Party for payment of such claim, the Indemnified Party shall not pay or settle any such claim. Notwithstanding compliance by the Indemnitor with the preceding sentence, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim. If within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder, the Indemnitor does not notify the Indemnified Party that it elects (at Indemnitor’s cost and expense) to undertake the defense thereof and assume full responsibility for all indemnified liabilities with respect thereto, or gives such notice and thereafter fails to contest such claim in good faith or to prevent action to foreclose a lien against or attachment of the Indemnified Party’s property as contemplated above, the Indemnified Party shall have the right to contest but shall not settle or compromise the claim and, to the extent the actions taken by the Indemnified Party in settling or compromising such claim are reasonable and in good faith, the Indemnified Party shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

Section 9.6 Purchase Price Adjustment. Any amount paid by Seller or Buyer under Article 9 will be treated as an adjustment to the Adjusted Purchase Price unless a determination within the meaning of Code Section 1313(a) or change in applicable law causes any such amount not to constitute an adjustment to the Adjusted Purchase Price for Tax purposes.

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Section 9.7 No Consequential Damages. Neither Party shall be liable to the other Party for any consequential, indirect, punitive, exemplary, and special damages under this Agreement, except this waiver shall not apply to the extent such consequential, indirect, punitive, exemplary, or special damages are asserted by a third party against an Indemnified Party.

Section 9.8 Disclaimers. The Assets are being conveyed and assigned to and accepted by Buyer in their “as is, where is” condition and state of repair, and with all faults and defects, without, except as provided in this Agreement, any representation, warranty, or covenant of any kind or nature, express, implied, or statutory, including warranties of marketability, quality, condition, conformity to models (financial or otherwise) or samples, accuracy of data, merchantability, or fitness for a particular purpose, all of which are expressly disclaimed by Seller and waived by Buyer. Seller disclaims all liability and responsibility for any representation, warranty, statement or information orally or in writing made or communicated to Buyer or its representatives including any opinion, information or advice which may have been provided to Buyer or its representatives by Seller, including (a) any models provided by Seller, which have been provided for illustration purposes only, (b) any correspondence from or presentation by Seller, and (c) any information or statements made available to Buyer or its representatives during site or office visits, in any data room or in any presentation.

Except as expressly represented otherwise in Section 4.1(l), Seller has not and will not make any representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or the protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, and nothing in this Agreement or otherwise shall be construed as such a representation or warranty, and Buyer shall be deemed to be taking the Assets “as is, where is” for purposes of their environmental condition.

Article 10

Termination And Remedies

Section 10.1 Termination.

(a) Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(i) by either Buyer or Seller, as provided in Section 12.3;

(ii) by the mutual written consent of Seller and Buyer; or

(iii) if the Closing has not occurred by the close of business on December 30, 2011, then (a) by Seller if any condition specified in Section 7.1 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Seller, or (b) by Buyer if any condition specified in Section 7.2 has not been satisfied on or before such close of business, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to Closing.

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(b) Effect of Termination. In the event of termination of this Agreement by Seller or Buyer under Section 10.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate. Following such termination, the provisions of Section 5.2, Section 9.7, and Section 12.5 shall survive any termination hereof under this Section 10.1(b). If this Agreement is terminated as provided herein (i) all filings, applications, and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made, and (ii) such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party; provided that if such termination shall result from the (A) willful failure of either Party to fulfill a condition to the performance of the obligation of the other Party, (B) failure to perform a covenant of this Agreement, or (C) breach by either Party of any representation or warranty or agreement contained herein, such Party shall be fully liable for all and any damages incurred or suffered by the other Party a result of such failure or breach.

Article 11

Taxes

Section 11.1 Allocation of Taxes.

(a) Transfer Taxes. Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be borne equally by Seller and by Buyer.

(b) Property Taxes. Property Taxes for calendar year 2011 shall be prorated between Seller and Buyer (with Seller liable for the Property Taxes for the portion of the tax period prior to the Effective Date). Buyer shall pay or cause to be paid to the Operator all Property Taxes relating to calendar year 2011. If Seller’s pro-rata portion of the Property Taxes exceeds the amount by which the Purchase Price was reduced under Section 3.1(iv), Seller shall pay to Buyer such excess no later than thirty (30) days after receipt of Buyer’s statement. If the amount by which the Purchase Price was reduced under Section 3.1(iv) exceeds Seller’s pro rata portion of the Property Taxes, Buyer shall pay Seller such excess at the time Buyer delivers its statement to Seller.

(c) Allocation of Other Taxes. Except as set forth in Section 11.1(a) and (b), Seller shall be responsible for all Taxes imposed on or with respect to the Assets that are attributable to any whole or partial taxable period before the Effective Date and Buyer shall be responsible for all other Taxes imposed on or with respect to the Assets.

(d) Interim Closing. To the extent allowable under the C&O Agreement, all items of income, gain, loss, deduction, and credit of the Tax Partnership attributable to the Assets for the taxable year of the Tax Partnership that includes the Effective Date shall be allocated between Buyer and Seller under the interim closing of the books method in accordance with Treas. Reg. § 1.706-1(c)(2).

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Section 11.2 Cooperation. Buyer and Seller will cooperate with each other and with each other’s respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return or report and any Tax claim or litigation in respect of the Assets that include whole or partial taxable periods, activities, operations, or events on or prior to the Effective Date, which cooperation shall include, but not be limited to, making available employees, if any, or original documents, or either or both of them, for the purpose of providing testimony and advice (the cost of which shall be borne by the requesting Party). In the event of a contest with a Tax authority regarding Taxes relating to the Assets for which Seller is wholly responsible hereunder, Seller shall have the right to control the contest; provided, however that Seller shall not settle any such contest in a manner that would adversely affect the Assets or Buyer for any tax period after the Effective Date without Buyer’s consent. In a contest with a Tax authority regarding Taxes related to the Assets for which Seller and Buyer are jointly responsible hereunder, Seller and Buyer shall jointly control the contest in good faith with each other. Reasonable out-of-pocket expenses with respect to such contests shall be borne by the Parties pro-rata in accordance with their responsibility for such Taxes as set forth in this Agreement.

Section 11.3 Section 754 Election. Seller will use commercially reasonable efforts to obtain any consent required for the Tax Partnership to make an election pursuant to Section 754 of the Code effective for the taxable year that includes the Closing Date.

Article 12

Other Provisions

Section 12.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 12.2 Governing Law. This Agreement and the respective rights and obligations of the Parties shall be governed by, interpreted, and enforced in accordance with the Laws of the State of Texas.

Section 12.3 Casualty Loss Prior to Closing.

(a) Non-Material Casualty. If, prior to Closing, any part of the Assets is damaged or destroyed by fire, flood, storm, or other casualty (a “Casualty”), if in Buyer’s reasonable good faith estimation the amount of aggregate damages caused by one or more Casualties to the Burns Point Gas Plant does not exceed $1,000,000 net to the interest of Seller (the “Casualty Threshold”), Buyer shall proceed to purchase the Assets, and unless the Casualty is repaired prior to Closing, the Purchase Price shall be reduced by Seller’s share of the repair or replacement cost thereof, as applicable, of the damaged or destroyed assets.

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(b) Material Casualty. If, prior to Closing, any part of Burns Point Gas Plant is damaged or destroyed by a Casualty and the amount of aggregate damages caused by one or more Casualties exceeds the Casualty Threshold, Seller shall promptly notify Buyer of such Casualty. Each of Buyer and Seller will then have a right to terminate this Agreement by written notice to the other Party. If neither Party elects to so terminate this Agreement, Buyer shall proceed to purchase the Assets, and the Purchase Price shall be reduced by Seller’s share of the repair cost or replacement cost, as applicable, of such damaged or destroyed assets.

Section 12.4 Entire Agreement. This Agreement (including the Confidentiality Agreement) and the Appendices, Schedules, and Exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations, or warranties between the Parties other than those set forth or referred to herein.

Section 12.5 Expenses. Except as otherwise provided herein, all other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees, accountant fees and the expense of environmental and title examination, shall be borne by the Party incurring such costs and expenses.

Section 12.6 Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by United States Mail, facsimile, or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed as follows:

Marathon Oil Company

5555 San Felipe Road

Houston, TX 77056

Attention: Bradley D. Hutchison

Telephone: (713) 296-3837

Fax: (713) 296-4382

Email: bdhutchison@marathonoil.com

with a copy, which shall not constitute notice, to:

Marathon Oil Company

5555 San Felipe Road

Houston, TX 77056

Attention: Beth Weinmann

Telephone: (713) 296-2588

Fax: (713) 499-6785

Email: eweinmann@marathonoil.com

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Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Hugh Tucker

Telephone: (713) 229-1656

Fax: (713) 229-2856

E-mail: hugh.tucker@bakerbotts.com

or at such other address and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

American Midstream Partners, LP

1614 15th St., Suite 300

Denver, CO 80202

Attention: Paul Ritzdorf

Telephone: (720) 457-6066

Fax: (720) 457-6040

Email: pritzdorf@americanmidstream.com

and to:

American Midstream Partners, LP

1614 15th St., Suite 300

Denver, CO 80202

Attention: William Mathews

Telephone: (720) 457-6075

Fax: (720) 457-6040

Email: bmathews@americanmidstream.com

with a copy, which shall not constitute notice, to:

Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, Texas 77002

Attention: Hal Haltom

Telephone: (713) 220-4109

Fax: (713) 238-7199

Email: halhaltom@andrewskurth.com

or at such other address and to the attention of such other Person as Buyer may designate by written notice to Seller.

Section 12.7 Successors and Assigns. The rights and obligations of the Parties shall not be assignable or delegable by either Party without the written consent of the other Party. Subject to the foregoing sentence, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns.

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Section 12.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party hereto with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 12.9 Appendices, Schedules, and Exhibits. All Appendices, Schedules, and Exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by such information. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and neither Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 12.10 Agreement for the Parties’ Benefit Only. Except as specified in Article 9, which is also intended to benefit and to be enforceable by any of the indemnified parties thereunder, this Agreement is not intended to confer upon any Person not a Party any rights or remedies hereunder, and no Person, other than the Parties or the indemnified parties, is entitled to rely on any representation, warranty, covenant, or agreement contained herein. In each case, such third party beneficiary may only bring suit against the defaulting Party.

Section 12.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of Seller and Buyer as of the day first above written.

Seller:
MARATHON OIL COMPANY

By:
Name:
Title:

Buyer:
AMERICAN MIDSTREAM PARTNERS, LP
By: AMERICAN MIDSTREAM GP, LLC,
its general partner

By:
Name:
Title:

Purchase and Sale Agreement

15 November 2011

APPENDIX A

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A-1	—	Description of Leasehold Interests
Exhibit A-2	—	Description of Contracts
Exhibit B	—	Description of Excluded Assets
Exhibit 8.2(i)	—	Assignment & Ratification Agreement
Exhibit 8.2(iii)	—	Certificate of Non-Foreign Status

Schedules:

Schedule 1.1	—	Seller’s Knowledgeable Persons
Schedule 1.2	—	Buyer’s Knowledgeable Persons
Schedule 4.1(e)	—	Violations or Breaches
Schedule 4.1(f)	—	Consents
Schedule 4.1(g)	—	Actions
Schedule 4.1(h)	—	Compliance with Laws
Schedule 4.1(k)(i)	—	Material Contracts
Schedule 4.1(k)(iii)	—	Authorities for Expenditure
Schedule 4.1(l)	—	Environmental Matters
Schedule 4.1(m)	—	Tax Matters
Schedule 4.1(n)(iii)	—	Title Matters — Exceptions
Schedule 4.1(n)(iv)	—	Title Matters — Real Property
Schedule 4.1(n)(viii)	—	Title Matters — Purchase Options
Schedule 4.1(r)	—	Insurance
Schedule 4.1(v)	—	Bonds
Schedule 6.1	—	Conduct of Business Pending Closing
Schedule 7.1(e)	—	Seller’s Required Consents
Schedule 7.2(e)	—	Buyer’s Required Consents

Appendix A to

Purchase and Sale Agreement

15 November 2011

Execution Version

Exhibit A-1

Description of Leasehold Interests

Plant Site Lease

•

Surface Lease effective November 6, 2001 by St. Mary Land & Exploration Company, as “Lessor”, and Marathon Oil Company, as “Lessee” duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 275,516 in Conveyance Book 44-P, at Folio 150, as renewed and extended on February 23, 2011 by and between SM Energy (Delaware) (formerly St. Mary Land and Exploration Company) as “Lessor” and Enterprise Products Operating LLC (as Sole Operator and Co-Owner of the Burns Point Gas Plant, St. Mary Parish, Louisiana, by virtue of that certain Agreement for the Construction and Operation of the Burns Point Gas Plant dated and effective September 8, 1981, as thereafter amended).

Bayou Sale Surface Lease

•

Surface Lease dated July 1, 1996, but effective September 21, 1992, by and between St. Mary Land & Exploration Company and Marathon Oil Company duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 254,745 in Conveyance Book 39-M, at Folio 530 granting Marathon the right to use a 0.261 acres tract on lands leased by Southern Natural Gas Company for the purpose of constructing a meter stating and two (2) pipelines.

Exhibit A-1	Page 1

Exhibit A-2

Description of Contracts

C&O Agreement

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

Fractionation Agreement

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

Right of Way

•

Right of Way Agreement dated August 5, 1986, and effective September 7, 1981, by St. Mary Parish Land Company (Grantor) to Marathon Oil Company (Grantee) for 30 foot right-of-way and easement for pipeline, Entry No 217,175, Recorded in Book 29-W of Conveyances, Page 124.

•

Pipeline Right of Way Agreement dated July 1, 1996, but effective June 1, 1991, by and between St. Mary Land & Exploration Company (Grantor) and Marathon Oil Company (Grantee) for a 30 foot right-of-way and easement for two (2) 8-inch and two (2) 12-inch pipelines, Entry 254,746 recorded in Conveyance book 39-M at Folio 551.

•

Pipeline Right of Way Agreement dated July 1, 1996, but effective June 1, 1991, by and between St. Mary Land & Exploration Company (Grantor) and Marathon Oil Company (Grantee) for a 30 foot right-of-way and easement for two (2) 12-inch pipelines, Entry 254,747 recorded in Conveyance book 39-M at Folio 558.

Exhibit A-2	Page 1

Gas Processing Agreements

•

Gas Processing Agreements by and between Marathon Oil Company or Enterprise Gas Processing LLC (as successor as Operator of the Burns Point Gas Plant) as may be amended from time to time, with the following counter-parties:

Counter-Party (Producer)	Contract Date
Contango Operators, Inc.	10/29/2007
Ocean Energy, Inc	03/01/1998
Texon L.P.	08/01/2009
ExxonMobil Gas Marketing Co. (a division of Exxon Mobil Corporation)	3/1/2001
Helis Oil & Gas Company, L.L.C.	10/01/2010
Hunt Oil Company	08/01/2004
Rooster Oil & Gas LLC (as successor in interest to Juniper Energy LP)	04/25/2002
Swift Energy Operating Co., LLC	6/1/2008
Union Oil Company of California (Unocal) and Conoco (as successor in interest to Burlington Resources Trading Inc)	04/25/2002
Chevron USA Inc	2/1/1986

Sales Agreements

•

Sales Contract No. 030146 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Natural Gasoline from Burns Point Gas Plant.

•

Sales Contract No. 030144 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Normal Butane from Burns Point Gas Plant.

•

Insofar as contract relates to the Burns Point Gas Plant, Sales Contract No. 037257 dated February 4, 1999 (confirming agreement dated September 3, 1998) by and between Marathon Oil Company (Seller) and Dow Hydrocarbons and Resources Inc, as successor in interest to Union Carbide Chemicals/Plastics, as amended from time to time, for sale of EP Mix Propane and Ethane.

Exhibit A-2	Page 2

Miscellaneous

•

Letter Agreement dated August 21, 1992 by and between Marathon Oil Company and Southern Natural Gas Company (SONAT) by which SONAT consents to construction of meter station and two (2) 8-inch pipelines over and across Lake Sand Receiving Station.

•	Letter Agreement dated May 21, 1992 and accepted May 26, 1992 between Marathon Oil Company and Texaco Exploration and Production Inc. granting Texaco permission to construct pipeline.

•	Lateral Line Interconnect Agreement made and effective as of July 1, 1993 by and between Quivira Gas Company and Marathon Oil Company.

•

Letter Agreement dated January 20, 2004, and made effective February 1, 2004, by and between Marathon Oil Company and Gulf South Pipeline Co. LP for use of Gulf South chromotograph at Burns Point inlet.

•	Letter Agreement dated September 6, 2006, and effective August 1, 2006, by and between Marathon Oil Company and Enbridge Offshore Pipeline regarding use of Enbridge volume measurement equipment.

•

Letter Agreement dated November 28, 2007, and effective December 1, 2007, by and between Marathon Oil Company and Enbridge Offshore Pipeline related to modification of facilities at Bayou Sale inlet to Burns Point Gas Plant.

•	Commercial Agreement for the Construction of Bypass Piping at Bayou Sale Yard by Letter Agreement dated April 24, 2008 by and between Marathon Oil Company and Enbridge Offshore Pipelines.

Exhibit A-2	Page 3

Exhibit B

Description of Excluded Assets

•	Products processed at Burns Point Gas Plant prior to November 1, 2011 and held in storage for Marathon Oil Company’s account downstream of the Promix facility.

•	Sales Contract No. 45720 by and between Marathon Oil Company (Seller) and Chevron Products Company, a division of Chevron USA, Inc. for sale of Isobutane from Burns Point Gas Plant.

Exhibit B	Page 1

Exhibit 8.2(i)

Assignment & Ratification Agreement

THIS ASSIGNMENT AND RATIFICATION AGREEMENT (this “Assignment”), dated November        , 2011, is from Marathon Oil Company, an Ohio corporation (“Assignor”), with offices at 5555 San Felipe Road, Houston, TX 77056, to American Midstream Partners, LP, a Delaware limited partnership (“Assignee”), with offices at 1614 15th St., Suite 300, Denver, CO 80202.

Recitals:

A. Assignor and Assignee entered into a Purchase and Sale Agreement, dated November 15, 2011 (the “Purchase Agreement”), under which Assignor agreed to sell, and Assignee agreed to purchase, all of Assignor’s right, title, and interest in and to the Burns Point Gas Plant and related assets located in St. Mary Parish, Louisiana, as defined and more fully described in the C&O Agreement (as defined below).

B. Pursuant to the terms and conditions of the Purchase Agreement, Assignor now desires to assign and transfer to Assignee the Assigned Contracts (as defined below).

C. Pursuant to Paragraph 19.1 of the C&O Agreement, the parties hereto desire to set forth their understanding with regards to the adoption and ratification of the C&O Agreement and the Exchange Agreement (as defined below).

Agreements:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby grants, sells, conveys, and assigns to Assignee, and its successors and assigns, and Assignee hereby accepts from Assignor,

(i) all of Assignor’s right, title and interest under the Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Seller and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008 (the “C&O Agreement”); and

(ii) a portion of Assignor’s right, title and interest under the Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant (the “Exchange Agreement,” and, together with the C&O Agreement, the “Assigned Contracts”).

2. Assumption. By acceptance of this Assignment, Assignee agrees to assume and perform any and all of the obligations of Assignor with respect to the Assigned Contracts from and after the date hereof, and such obligations shall be binding on Assignee, and its successors and assigns.

Exhibit 8.2(i)	Page 1

3. Ratification. Pursuant to Paragraph 19.1 of the C&O Agreement and in accordance with the terms, conditions and general provisions of the C&O Agreement, Assignee hereby adopts and ratifies the Assigned Contracts.

4. Permitted Encumbrances. The assignment and transfer of the Assigned Contracts hereunder is made subject to, in all respects, the Permitted Encumbrances.

5. Purchase Agreement. This Assignment is executed and delivered pursuant to the Purchase Agreement, the terms of which are incorporated herein by reference. In the event of any conflict between this Assignment and the Purchase Agreement, the Purchase Agreement shall control. Capitalized terms used but not defined herein shall have the meaning given to them in the Purchase Agreement.

6. No Representations or Indemnity. Assignor makes no representations or warranties of any kind, express or implied, in this Assignment. All claims, rights of indemnification and reciprocal covenants between Assignor and Assignee concerning the Assigned Contracts shall be exclusively governed by the Purchase Agreement.

7. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8. Counterparts. This Assignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

9. Interpretation. The provisions of Section 1.2 and Section 1.3 of the Purchase Agreement shall apply to, and are hereby made a part of, this Assignment.

Exhibit 8.2(i)	Page 2

EXECUTED to be effective as of the date first set forth above.

Assignor:
MARATHON OIL COMPANY

By:
Name:
Title:

Assignee:
AMERICAN MIDSTREAM PARTNERS, LP
By: AMERICAN MIDSTREAM GP, LLC,
its general partner

By:
Name:
Title:

Exhibit 8.2(i)	Page 3

Exhibit 8.2(iii)

Certificate of Non-Foreign Status

Section 1445 of the Internal Revenue Code of 1986, as amended, (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee, American Midstream Partners, LP (“AMID” or “Transferee”) that withholding of tax is not required upon the disposition of a U.S. real property interest by the transferor, Marathon Oil Company, an Ohio Corporation (“Marathon” or “Transferor”), the undersigned hereby certifies the following on behalf of Marathon:

1.	Marathon is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and its accompanying Income Tax Regulations) nor a nonresident alien for U.S. income tax purposes;

2.	Marathon is not a disregarded entity as defined in Treas. Reg. Section 1.1445-2(b)(2)(iii);

3.	Marathon’s U.S. employer identification number is 25-1410539; and

4.	Marathon’s office address is 5555 San Felipe Road, Houston, TX 77056

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Marathon.

In witness whereof, the undersigned has duly executed this certificate of Non-Foreign Status as of the date written below.

MARA THON OIL COMPANY

By:

Name:

Title:

Date:            , 2011

Exhibit 8.2(iii)	Page 1

Schedule 1.1

Seller’s Knowledgeable Persons

•	Bradley D. Hutchison — Manager Midstream Assets

•	Bruce Norcini — Crude Oil Marketing Rep

•	Theresa Craig — Environmental Professional

•	Pam Mihovil — Insurance Operations Manager

•	Angela Anderson — Tax Attorney

Schedule 1.1	Page 1

Schedule 1.2

Buyer’s Knowledgeable Persons

•	Paul Ritzdorf — Director of Business Development

•	John Connor — Sr. VP Operations and Engineering

•	Kyle Quackenbush — Sr. Commercial Analyst

Schedule 1.2	Page 1

Schedule 4.1(e)

Violations or Breaches

None.

Schedule 4.1(e)	Page 1

Schedule 4.1(f)

Consents

Ratification by Buyer:

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

Ratification & Consent to Assign:

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

Consent to Assign:

•

Sales Contract No. 030146 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Natural Gasoline from Burns Point Gas Plant.

•

Sales Contract No. 030144 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Normal Butane from Burns Point Gas Plant.

•

Insofar as contract relates to the Burns Point Gas Plant, Sales Contract No. 037257 dated February 4, 1999 (confirming agreement dated September 3, 1998) by and between Marathon Oil Company (Seller) and Dow Hydrocarbons and Resources Inc, as successor in interest to Union Carbide Chemicals/Plastics, as amended from time to time, for sale of EP Mix Propane and Ethane.

Schedule 4.1(f)	Page 1

Schedule 4.1(g)

Actions

None.

Schedule 4.1(g)	Page 1

Schedule 4.1(h)

Compliance with Laws

None.

Schedule 4.1(h)	Page 1

Schedule 4.1(k)(i)

Material Contracts

C&O Agreement

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

Fractionation Agreement

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

Leases

•

Surface Lease effective November 6, 2001 by St. Mary Land & Exploration Company, as “Lessor”, and Marathon Oil Company, as “Lessee” duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 275,516 in Conveyance Book 44-P, at Folio 150, as renewed and extended on February 23, 2011 by and between SM Energy (Delaware) (formerly St. Mary Land and Exploration Company) as “Lessor” and Enterprise Products Operating LLC (as Sole Operator and Co-Owner of the Burns Point Gas Plant, St. Mary Parish, Louisiana, by virtue of that certain Agreement for the Construction and Operation of the Burns Point Gas Plant dated and effective September 8, 1981, as thereafter amended).

•

Surface Lease dated July 1, 1996, but effective September 21, 1992, by and between St. Mary Land & Exploration Company and Marathon Oil Company duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 254,745 in Conveyance Book 39-M, at Folio 530 granting Marathon the right to use a 0.261 acres tract on lands leased by Southern Natural Gas Company for the purpose of constructing a meter stating and two (2) pipelines.

Schedule 4.1(k)(i)	Page 1

Right of Way

•

Right of Way Agreement dated August 5, 1986, and effective September 7, 1981, by St. Mary Parish Land Company (Grantor) to Marathon Oil Company (Grantee) for 30 foot right-of-way and easement for pipeline, Entry No 217,175, Recorded in Book 29-W of Conveyances, Page 124.

•

Pipeline Right of Way Agreement dated July 1, 1996, but effective June 1, 1991, by and between St. Mary Land & Exploration Company (Grantor) and Marathon Oil Company (Grantee) for a 30 foot right-of-way and easement for two (2) 8-inch and two (2) 12-inch pipelines, Entry 254,746 recorded in Conveyance book 39-M at Folio 551.

•

Pipeline Right of Way Agreement dated July 1, 1996, but effective June 1, 1991, by and between St. Mary Land & Exploration Company (Grantor) and Marathon Oil Company (Grantee) for a 30 foot right-of-way and easement for two (2) 12-inch pipelines, Entry 254,747 recorded in Conveyance book 39-M at Folio 558

Gas Processing Agreements

•

Gas Processing Agreements by and between Marathon Oil Company or Enterprise Gas Processing LLC (as successor as Operator of the Burns Point Gas Plant) as may be amended from time to time, with the following counter-parties:

Counter-Party (Producer)	Contract Date
Contango Operators, Inc.	10/29/2007
Ocean Energy, Inc	03/01/1998
Texon L.P.	08/01/2009
ExxonMobil Gas Marketing Co. (a division of Exxon Mobil Corporation)	3/1/2001
Helis Oil & Gas Company, L.L.C.	10/01/2010
Hunt Oil Company	08/01/2004
Rooster Oil & Gas LLC (as successor in interest to Juniper Energy LP)	04/25/2002
Swift Energy Operating Co., LLC	6/1/2008
Union Oil Company of California (Unocal) and Conoco (as successor in interest to Burlington Resources Trading Inc)	04/25/2002
Chevron USA Inc	2/1/1986

Schedule 4.1(k)(i)	Page 2

Sales Agreements

•

Sales Contract No. 030146 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Natural Gasoline from Burns Point Gas Plant.

•

Sales Contract No. 030144 dated January 29, 1998 (for agreement dated August 19, 1993) by and between Marathon Oil Company (Seller) and Marathon Petroleum Company LLC, as amended from time to time, for sale of Normal Butane from Burns Point Gas Plant.

•

Insofar as contract relates to the Burns Point Gas Plant, Sales Contract No. 037257 dated February 4, 1999 (confirming agreement dated September 3, 1998) by and between Marathon Oil Company (Seller) and Dow Hydrocarbons and Resources Inc, as successor in interest to Union Carbide Chemicals/Plastics, as amended from time to time, for sale of EP Mix Propane and Ethane.

Miscellaneous

•

Letter Agreement dated August 21, 1992 by and between Marathon Oil Company and Southern Natural Gas Company (SONAT) by which SONAT consents to construction of meter station and two (2) 8-inch pipelines over and across Lake Sand Receiving Station.

Schedule 4.1(k)(i)	Page 3

Schedule 4.1(k)(iii)

Authorities for Expenditure

•	Burns Point- Bayou Sale Bridge Replacement

•	Burns Point 2010 – Demethanizer Upgrade

•	Burns Point – Plant Security Fences Upgrade

•	Burns Point Tractor Purchase

•	DMT BPGP 2010 #4 Residue Compressor Rebuild

•	DMT BP Compressor Water Exchange Retube

•	DMT BP #2 Residue Compressor Top End Overhaul

•	Burns Point Plant #3 Residue Compressor Overhaul

•	DMT 2011 BP Expansion Engineering Scope

•	DMT 2011 BP Tank Inspection / Liner Installation

Schedule 4.1(k)(iii)	Page 1

Schedule 4.1(l)

Environmental Matters

None.

Schedule 4.1(1)	Page 1

Schedule 4.1(m)

Tax Matters

None.

Schedule 4.1(m)	Page 1

Schedule 4.1(n)(iii)

Title Matters – Exceptions

•

Letter Agreement dated June 28, 1983 and effective September 27, 1982 by and between Marathon Oil Company and Dow Chemical Company, individually and as agent for Getty Oil Company, Placid Oil Company, Wanda Petroleum Company and Enterprise Products Company, for the Construction and Operation of a Pipeline across the lands situated in Section 15, Township 17 South, Range 9 East in St. Mary Parish , Louisiana and subject to the plant site surface lease.

•	Letter Agreement dated May 21, 1992 and accepted May 26, 1992 between Marathon Oil Company and Texaco Exploration and Production Inc. granting Texaco permission to construct pipeline.

•

A metering station and interconnection facilities at the former Bayou Sale facility location were constructed on property leased for the benefit of the Burns Point Gas Plant pursuant the Surface Lease dated July 1, 1996, but effective September 21, 1992, by and between St. Mary Land & Exploration Company and Marathon Oil Company duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 254,745 in Conveyance Book 39-M, at Folio 530. The lease is past its primary term, and it remains in the name of Marathon Oil Company. However, rental payment on the lease is current through September 2011. Therefore, to the knowledge of Seller, Operator does not have good and marketable title to, or a valid and enforceable leasehold interest in, the real property used for the metering station and interconnection facilities.

Schedule 4.1(n)(iii)	Page 1

Schedule 4.1(n)(iv)

Title Matters – Real Property

Plant Site Lease

•

Surface Lease effective November 6, 2001 by St. Mary Land & Exploration Company, as “Lessor”, and Marathon Oil Company, as “Lessee” duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 275,516 in Conveyance Book 44-P, at Folio 150, as renewed and extended on February 23, 2011 by and between SM Energy (Delaware) (formerly St. Mary Land and Exploration Company) as “Lessor” and Enterprise Products Operating LLC (as Sole Operator and Co-Owner of the Burns Point Gas Plant, St. Mary Parish, Louisiana, by virtue of that certain Agreement for the Construction and Operation of the Burns Point Gas Plant dated and effective September 8, 1981, as thereafter amended).

Bayou Sale Metering Station and Interconnection Facilities

•

A metering station and interconnection facilities at the former Bayou Sale facility location were constructed on property leased for the benefit of the Burns Point Gas Plant pursuant the Surface Lease dated July 1, 1996, but effective September 21, 1992, by and between St. Mary Land & Exploration Company and Marathon Oil Company duly recorded in the Clerk’s office of St. Mary Parish Louisiana as Entry No. 254,745 in Conveyance Book 39-M, at Folio 530. The Operator continues to use the land and facilities in connection with operation of the Burns Point Gas Plant. The lease is past its primary term, and it remains in the name of Marathon Oil Company. However, rental payment on the lease is current through September 2011. Therefore, to the knowledge of Seller, Operator does not have good and marketable title to, or a valid and enforceable leasehold interest in, the real property used for the metering station and interconnection facilities.

Schedule 4.1(n)(iv)	Page 1

Schedule 4.1(n)(viii)

Title Matters – Purchase Options

•

Plant Owner right of first refusal pursuant to Section 5.1.3 of the Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008, whereunder Enterprise Gas Processing, LLC waived its right of first refusal on October 19, 2011.

Schedule 4.1(n)(viii)	Page 1

Schedule 4.1(r)

Insurance

None.

Schedule 4.1(r)	Page 1

Schedule 4.1(v)

Bonds

None.

Schedule 4.1(v)	Page 1

Schedule 6.1

Conduct of Business Pending Closing

None.

Schedule 6.1	Page 1

Schedule 7.1(e)

Seller’s Required Consents

Ratification by Buyer:

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

3rd Party Consent to Assign:

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

Plant Owner Waiver of Right of First Refusal:

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

Schedule 7.1(e)	Page 1

Schedule 7.2(e)

Buyer’s Required Consents

Ratification by Buyer:

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

3rd Party Consent to Assign:

•

The Natural Gas Liquids Exchange Agreement between Marathon Oil Company and K/D/S Promix, LLC, dated effective May 1, 1999, and the amendments thereto, dated effective March 21, 2002 and April 1, 2010, insofar as such right, title and interest relates to natural gas liquids from the Burns Point Gas Plant.

Plant Owner Waiver of Right of First Refusal:

•

The Construction and Operation Agreement for the Burns Point Gas Plant, St. Mary Parish, Louisiana, between Marathon Oil Company and Enterprise Gas Processing, LLC, as successor in interest to Amerada Hess Corporation, dated September 8, 1981, and the amendments thereto, dated June 1, 1991, January 1, 1998 and August 19, 2008.

Schedule 7.2(e)	Page 1